Exhibit 99.1
Franklin Bank Corp.’s Earnings Increased 14%
and Sets the Stage For Future Growth
HOUSTON, January 31, 2006 /PRNewswire-FirstCall/ — Franklin Bank Corp. (Nasdaq: FBTX) (Franklin or Company), the parent company of Franklin Bank, S.S.B., today announced earnings for the quarter and year ended December 31, 2005.
Comparison of the years ended December 31, 2005 and December 31, 2004:
•	Net income increased 26% to $29.1 million or $1.26 per diluted share, excluding the reserve recorded in the amount of $4.4 million or $.13 per diluted share, on a nonperforming mortgage banker finance loan of $5.8 million. The borrower has ceased operations and Federal authorities are investigating the situation for possible fraud and other claims. This loan is potentially collateralized by single family residential mortgage loans. Recent events have enabled us to conclude that any recovery on this loan will be from its collateral, future insurance claims, or other claims. We are reviewing our mortgage banker finance customers and our fraud prevention practices to ensure that this type of incident is an isolated event. (See exhibits to this announcement for a reconciliation of these non-GAAP disclosures.)

•	Net income increased 14% to $26.3 million or $1.13 per diluted share.

•	Assets grew 29% to $4.5 billion primarily as a result of organic growth within our commercial loan portfolio, our primary business driver, which grew to a record $1.1 billion at December 31, 2005. This portfolio has grown by adding customers and loan officers that management has worked with for many years in the past. The net yield on this portfolio is approximately 2.5 times our single family portfolio. Our credit quality continues to remain strong as our nonperforming assets as a percentage of total assets were .69%.

•	Community banking deposits grew 74% to $1.3 billion and are now 31% of total funding.
Comparison of the quarters ended December 31, 2005 and December 31, 2004:

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•	Net income increased 9% to $7.6 million or $.32 per diluted share, excluding the effect of the reserve on the nonperforming mortgage banker finance loan. Also included in the quarter are the effects of the nonaccrual of interest on nonperforming loans and the delay of the acquisition of the five banking offices caused by Hurricane Rita.

•	Net income decreased to $4.7 million or $.19 per diluted share as a result of the reserve on the nonperforming mortgage banker finance loan of $2.8 million, net of tax.

•	Net interest income increased by 10% driven primarily by the growth in commercial and community loans

•	Non-interest income increased by 31% driven largely by an increase in community banking deposit fees.
Business Highlights:
•	We were added to the Standard and Poor’s SmallCap 600 Index on October 20, 2005 which increased our trading volumes, liquidity, and investor exposure in the market place.

•	We integrated five banking offices acquired from Washington Mutual in December 2005. These banking offices expand our community banking footprint which will allow us to accelerate the development of our sales platform.
Looking Ahead:
•	We expect our 2006 earnings to range from $1.45 to $1.50 per diluted share and our first quarter 2006 earnings to range from $.30 to $.32 per diluted share based on an estimate of 24 million shares outstanding. We expect our earnings to trend upward throughout the year as the first quarter usually has lower volumes and thus less income than any other quarter. Historically, more loans are closed during the summer months, while more people are relocating, than during the winter months.

•	We expect the increased earnings to derive from the growth of our commercial and consumer loans. The growth will be attributable to the expected opening of

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three commercial lending offices during 2006 and the full year impact of the acquisitions of First Athens Bank, Elgin Bank, and the five banking offices.

•	We expect to open three de novo banking offices in Central Texas which will strengthen our position in this growing market.

•	We will continue to pursue additional acquisition partners.
Anthony J. Nocella, President and CEO, stated, “Our performance this quarter was adversely impacted by a nonperforming loan. We are disappointed by any loss, especially one that significantly impacts our quarterly earnings. The bank will vigorously pursue all avenues of restitution, especially through litigation and our insurance coverage on this type of incident, but it is too early to know the level of recovery we might achieve. We therefore decided the appropriate course of action was to set aside a reserve. We are undertaking a thorough review of our mortgage banker loan portfolio, and we are pleased that our initial analysis reaffirms the credit quality of these assets and indicates that this is an isolated incident that does not change our outlook for 2006.
“To that end, we believe that we have set the stage to improve our profitability and earnings growth for 2006 as a result of our transformation to becoming a commercial oriented community bank. During 2006, we expect to add three commercial lending offices. These offices will be managed by senior loan officers whom we have worked with for many years and with customers they have banked for many years. During the quarter, we announced the addition of Andy Black from JP Morgan Chase as Executive Vice President and Managing Director of the community banks in Central Texas. We are very excited to have his commercial banking expertise and knowledge as part of our team.”
Earnings
For the year ended December 31, 2005, net interest income increased approximately 28%. This was primarily the result of a significant increase in the average balance of commercial loans.

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For the year ended December 31, 2005, we saw our net yield on interest earning assets decrease from 2.35% to 2.12% in the prior year. The decrease was primarily attributed to the flattening of the yield curve and the resulting reduced spread on our single family loans held for sale and the increase in nonperforming assets.
Net interest income increased approximately 10% for the quarter ending December 31, 2005 as compared to the quarter ended December 31, 2004. Included in the quarter was the effect of the nonaccrual of interest on two nonperforming loans, a development loan and a mortgage banker finance loan totaling approximately $21 million. In addition, Hurricane Rita delayed the acquisition of the five banking offices. Because of the delay, we experienced a decrease in our net interest margin as a result of borrowing funds in advance of the purchase.
For the year ended December 31, 2005 and 2004, non-interest income was $18.8 million and $12.6 million, respectively, representing an increase of 49%. The increase was primarily due to an increase in deposit fees from the growth of our community bank and fees from our mortgage banking business.
Non-interest income increased to $4.9 million from $3.7 million for the quarters ended December 31, 2005 and 2004, respectively. The increase was primarily due to gains on sales of single family loans, as well as an increase in deposit fees from our deposit growth.
Non-interest expense increased to $56.7 million for the year ended December 31, 2005 from $40.7 million for the year ended December 31, 2004. The increase is attributable to increases in salaries and benefits, data processing and occupancy. Salaries and benefits increased due to the increase in headcount from the acquisitions of Cedar Creek Bank, First Athens Bank, Elgin Bank, and the five Washington Mutual banking offices. The increase in data processing expense and occupancy expense is primarily attributed to the growth in our community banking deposit accounts and the number of community banking locations, respectively.

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Non-interest expense increased to $14.2 million for the quarter ended December 31, 2005 from $12.0 million for the same period in the prior year. This increase was primarily attributable to the growth in our community banking and commercial lending businesses. Since December 31, 2004, we increased our community banking offices from 23 to 36 and increased our commercial loans by 80%. Our salaries and benefits decreased by approximately $1.2 million from September 30, 2005 which was the result of the reduction of incentive compensation.
Our efficiency ratio increased to 54.37% for the year ended December 31, 2005 as compared to 51.29% for the year ended December 31, 2004. For the fourth quarter of 2005 as compared to 2004, the efficiency ratio increased from 51.24% to 53.45% as a result of the acquisition of the five banking offices and the pending conversion of First Athens Bank. The five banking offices were acquired, converted, and integrated at the end of the fourth quarter. The technology conversion and integration for First Athens was completed at the end of January and we should begin to realize efficiencies by the end of the first quarter 2006.
Financial Condition
We closed the year with assets of $4.5 billion, or a 29% increase from $3.5 billion at December 31, 2004. Our loan portfolio totaled approximately $3.8 billion as of December 31, 2005, $3.9 billion as of September 30, 2005, and $3.0 billion as of December 31, 2004.
Our commercial loan portfolio increased 80% to $1.1 billion as of December 31, 2005 compared to $931.7 million as of September 30, 2005 and $590.9 million at December 31, 2004. As of December 31, 2005, we had 30% of our loan portfolio in commercial and consumer loans compared to 26% at September 30, 2005 and 21% at December 31, 2004.
Our single family loans held for investment portfolio decreased $254 million to $2.4 billion as of December 31, 2005 compared to September 30, 2005. This change is attributable to a decrease in purchases of correspondent mortgages since net yields on

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these loans did not meet the hurdle rate required by the Bank. We originated $244.8 million in mortgage loans for the quarter ended December 31, 2005, compared to $243.9 million for the quarter ending September 30, 2005.
Our nonperforming assets as a percentage of total assets were .69% or $31.0 million at December 31, 2005 which was an increase of $6.1 million when compared to September 30, 2005. Our asset quality continues to be strong. The nonperforming assets are primarily comprised of two loans, a development loan and a mortgage banker finance loan. We do not anticipate a loss on the $14.5 million development loan which was previously disclosed in the third quarter. Also, a mortgage banker finance loan in the amount of $5.8 million became nonperforming. The borrower has ceased operations and Federal authorities are investigating the situation for possible fraud and other claims. During the quarter, we have reserved $4.4 million or $.13 per diluted share. (See exhibits to this announcement for a reconciliation of these non-GAAP disclosures.)
Deposits increased 41% from December 31, 2004 to December 31, 2005. The increase was primarily the result of the acquisitions of First Athens Bank, Elgin Bank, and the five banking offices. As of December 31, 2005, our community banking deposits were 31% of total funding or $1.3 billion.
Looking Forward
We expect our 2006 earnings to range from $1.45 to $1.50 per diluted share and our first quarter 2006 earnings to range from $.30 to $.32 per diluted share based on an estimate of 24 million shares outstanding. We expect our earnings to trend upward throughout the year. This is a result of the normal seasonality of the mortgage loan and construction loan businesses. These businesses tend to close more loans during the summer months while more people are relocating than during the winter months. The first quarter usually has lower volumes and less income than any other quarter.
We expect to achieve this increase through our primary business driver of commercial and consumer loans which we expect to grow 60% during 2006. We plan on opening three new commercial lending offices. We expect to have these offices managed by loan

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officers that have worked with members of Franklin’s management team in the past, in the same markets these loan officers have worked for many years, and with the same customers they have had a long relationship. Our commercial and consumer loans have a net yield of almost 2.5 times our single family mortgages.
During 2006, we expect our “placeholder” or single family loans held for investment to stay flat or decrease slightly as the balance sheet remixes towards commercial and consumer loans.
We expect community banking deposits to grow by 15 to 20% over 2005.
We expect our net yield to improve slightly for 2006 as long as the Federal Reserve does not continue to increase rates prolonging a flat or forcing an inverted yield curve.
We expect to increase our non-interest income by 10% during 2006.
We will continue to strive to meet our goal to have our efficiency ratio below 50%. We expect to have our efficiency ratio for 2006 down to 50% by the end of 2006, excluding the effect of any new acquisitions. The efficiency ratio will fluctuate, as we continue to expand our community banking and commercial businesses and as we continue to consolidate and integrate our processes.
We continue to pursue a number of additional acquisitions inside our community banking markets.
We will also continue to expand through the opening of new banking offices. We plan to expand our Central Texas network through the opening of three additional de novo community banking offices during early 2006.
Company Overview
Franklin Bank Corp., headquartered in Houston, Texas, was formed in April 2002 and is now a $4.5 billion bank holding company. Franklin Bank Corp. began trading on the NASDAQ in December 2003 under the ticker symbol FBTX. Franklin Bank Corp. was

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ranked #1 in revenue growth within the Houston Chronicle’s Houston 100 list for 2004. Franklin Bank Corp. is currently included within the Russell 3000 Index, Russell 2000 Index, Russell Microcap Index, the American Community Bankers’ Index, and the Standard and Poor’s SmallCap 600 Index.
Franklin’s community banking philosophy focuses on a high growth commercial lending approach outside the major metropolitan cities in Texas. In addition to our corporate headquarters in Houston, there are currently 19 community banking offices in Central Texas and 16 community banking offices in East Texas.
Through its subsidiary, Franklin Bank S.S.B., Franklin offers a wide variety of commercial products that allow us to serve customers in our communities as well as on a national basis. Franklin Bank focuses on providing high-quality personalized service through its “trusted financial advisors” and strives to meet all of the financial needs of its customers. In addition to various deposit and loan products, Franklin Bank offers retail brokerage services through its relationship with Investment Professional Services, Inc. For more information, please visit our website at http://www.bankfranklin.com. Franklin Bank is FDIC insured and an equal housing lender.
Use of Non-GAAP Financial Measures
This announcement includes certain non-GAAP financial measures. Incorporated within the exhibits is a reconcilement of the non-GAAP financial measures discussed within the verbiage of this announcement. Management believes that these non-GAAP financial measures provide information useful to investors in understanding the underlying performance of the Company because they provide information that shows the financial effect of the reserve recorded on the nonperforming mortgage banker finance loan.
Included within the exhibits to this announcement is a table reconciling the non-GAAP financial measures discussed within this announcement with GAAP net income and GAAP net income per share. The non-GAAP financial measures are used in this announcement in addition to, and in conjunction with, results presented in accordance with GAAP. These non-GAAP financial measures should not be relied upon to the

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exclusion of GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors affecting our business. We strongly encourage investors to review our consolidated financial statements and publicly filed reports in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures we have presented in this announcement with announcements by other companies containing the same or similar non-GAAP financial measures.
Forward-Looking Information
This announcement includes forward-looking statements. These forward- looking statements include comments with respect to our goals, objectives, expectations, and strategies and the results of our operations and our business. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled. We caution readers not to place undue reliance on these forward-looking statements as a number of factors could cause future company results to differ materially from these statements.
Forward-looking statements may be influenced in particular by factors such as fluctuations in interest rates and stock indices, the effects of competition in the areas in which we operate, and changes in economic, political, regulatory and technological conditions. Other specific risks include the following: potential inability to successfully implement our growth business strategy; the integration of businesses we may acquire; our limited operating history; the potential unavailability of external financing; our reliance on brokered deposits; the geographic concentration of our business, commercial real estate and consumer loan portfolios, including our significant concentration in California; the potential unavailability of single family loans for bulk purchase; the portion of our single family loan portfolio that is less than one year old; fraud and

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negligence by loan applicants and others with whom we do business; credit risk associated with our smaller borrowers in our mortgage banker finance operation; the effect of changes in the extensive regulatory scheme to which we are subject; the possibility that our allowance for credit losses may be insufficient to cover actual losses; interruption in or breach of our information systems; the potential inability to obtain the third-party information services on which we rely; and environmental risks associated with foreclosure on real estate properties. We caution that the foregoing list is not exhaustive. Investors should carefully consider the aforementioned factors as well as other uncertainties and events.
Conference Call
The company will conduct a conference call to review the announcements made in this press release on Wednesday, February 1, 2006, at 10:00 a.m. CT. The conference call is available by telephone. The telephone number for the conference call is 1-800-967-7140. Participants calling from outside the United States may dial 1-719-457-2629. The passcode “6848167” is required to access the call. Please call in 10 minutes before the call to avoid being unable to enter the call on time. A recording of the conference call will be available after 2 p.m. CT on Wednesday, February 1, 2006 through February 7, 2006. The recorded message will be available at 1-888-203-1112. Participants calling from outside the United States may dial 1-719-457-0820. The passcode “6848167” is required to access the replay of the call.
Contact: Kris Dillon, Investor Relations 713-339-8999

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FRANKLIN BANK CORP.
CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	December 31,	September 30,	December 31,
	2005	2005	2004
Assets
Cash and cash equivalents	$125,727	$66,708	$90,161
Available for sale securities	63,779	65,051	72,998
FHLB stock and other investments	80,802	90,626	74,673
Mortgage-backed securities	137,539	120,993	109,703
Loans
Single family	2,672,603	2,917,764	2,378,768
Commercial	1,061,649	931,654	590,916
Consumer	92,510	86,202	55,176
Allowance for credit losses	(13,367)	(9,024)	(7,358)

Loans, net	3,813,395	3,926,596	3,017,502
Goodwill	147,742	115,102	69,212
Other intangible assets, net	13,954	10,312	7,095
Premises and equipment, net	25,459	23,696	13,169
Real estate owned	5,856	5,972	4,418
Other assets	56,999	31,696	20,803

	$4,471,252	$4,456,752	$3,479,734

Liabilities
Deposits	$2,121,508	$2,001,839	$1,502,398
FHLB advances	1,842,394	1,985,737	1,653,942
Other short-term borrowing	5,000	—	—
Junior subordinated notes	107,960	107,928	20,254
Other liabilities	61,559	32,608	22,431

Total liabilities	4,138,421	4,128,112	3,199,025

Stockholders’ equity
Common stock	234	234	219
Paid-in capital	281,789	281,796	255,348
Retained earnings	51,863	47,140	25,567
Accumulated other comprehensive income:
— Unrealized losses on securities available for sale, net	(1,606)	(948)	(472)
— Cash flow hedges, net	551	418	47

Total stockholders’ equity	332,831	328,640	280,709

	$4,471,252	$4,456,752	$3,479,734

FRANKLIN BANK CORP.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	December 31, 2005	September 30, 2005	December 31, 2004
Interest income
Cash equivalents and short-term investments	$2,231	$2,114	$1,280
Mortgage-backed securities	1,542	1,153	1,036
Loans	52,042	49,673	33,089

Total interest income	55,815	52,940	35,405

Interest expense
Deposits	15,367	14,250	7,102
FHLB advances	17,549	15,290	8,588
Junior subordinated notes	1,649	1,421	373

Total interest expense	34,565	30,961	16,063

Net interest income	21,250	21,979	19,342
Provision for credit losses	4,443	(428)	334

Net interest income after provision for credit losses	16,807	22,407	19,008

Non-interest income
Loan fee income	1,504	1,632	2,103
Deposit fees	1,445	1,397	723
Gain on sale of single family loans	1,210	1,085	498
Gain on sale of securities	203	727	44
Other	498	447	344

Total non-interest income	4,860	5,288	3,712

Non-interest expense
Salaries and benefits	6,644	7,884	6,154
Data processing	1,313	1,673	997
Occupancy	1,632	1,466	894
Professional fees	882	1,236	1,203
Loan expenses	616	497	877
Core deposit amortization	391	402	233
Other	2,759	2,084	1,665

Total non-interest expenses	14,237	15,242	12,023

Income before taxes	7,430	12,453	10,697
Income tax expense	2,707	4,521	3,744

Net income	$4,723	$7,932	$6,953

Basic earnings per common share	$0.20	$0.34	$0.33

Diluted earnings per common share	$0.19	$0.34	$0.32

FRANKLIN BANK CORP.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Year Ended December 31,
	2005	2004
Interest income
Cash equivalents and short-term investments	$7,697	$3,878
Mortgage-backed securities	4,520	4,989
Loans	184,957	109,524

Total interest income	197,174	118,391

Interest expense
Deposits	51,791	26,223
FHLB advances	56,911	24,938
Junior subordinated notes	4,441	1,488

Total interest expense	113,143	52,649

Net interest income	84,031	65,742
Provision for credit losses	4,859	2,081

Net interest income after provision for credit losses	79,172	63,661

Non-interest income
Loan fee income	6,920	5,037
Deposit fees	4,874	2,505
Gain on sale of single family loans	4,214	3,647
Gain on sale of securities	974	229
Other	1,802	1,194

Total non-interest income	18,784	12,612

Non-interest expense
Salaries and benefits	28,452	20,081
Data processing	5,463	3,613
Occupancy	5,379	3,548
Professional fees	5,040	3,795
Loan expenses	2,343	2,387
Core deposit amortization	1,304	588
Other	8,690	6,643

Total non-interest expenses	56,671	40,655

Income before taxes	41,285	35,618
Income tax expense	14,989	12,469

Net income	$26,296	$23,149

Basic earnings per common share	$1.16	$1.09

Diluted earnings per common share	$1.13	$1.07

FRANKLIN BANK CORP.
YIELD ANALYSIS
(In thousands)
(Unaudited)

	Quarter Ended
	December 31, 2005			September 30, 2005			December 31, 2004
		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-Earning Assets
Short-term interest earning assets	$68,581	$668	3.81%	$79,830	$655	3.21%	$101,318	$404	1.56%
Available for sale securities	65,650	643	3.89%	69,379	596	3.41%	66,613	444	2.65%
FHLB stock and other investments	88,757	920	4.11%	86,718	863	3.95%	66,806	432	2.57%
Mortgage-backed securities	143,026	1,542	4.31%	119,606	1,153	3.86%	120,964	1,036	3.42%
Loans
Single family	2,794,074	32,854	4.70%	2,856,445	32,971	4.62%	2,250,393	25,256	4.49%
Builder lines	644,879	11,235	6.91%	556,969	9,630	6.86%	283,161	4,192	5.89%
Commercial real estate	179,269	3,174	7.03%	134,731	2,388	7.03%	61,184	917	5.97%
Mortgage banker finance	162,687	2,551	6.22%	165,894	2,542	6.08%	113,035	1,417	4.99%
Commercial business	42,698	626	5.81%	40,963	636	6.16%	11,936	282	9.42%
Consumer	87,836	1,602	7.24%	87,252	1,506	6.85%	56,343	1,025	7.23%

Total loans	3,911,443	52,042	5.30%	3,842,254	49,673	5.16%	2,776,052	33,089	4.76%

Total interest-earning assets	4,277,457	55,815	5.20%	4,197,787	52,940	5.03%	3,131,753	35,405	4.51%
Non-interest-earning assets	229,686			212,706			105,511

Total assets	$4,507,143			$4,410,493			$3,237,264

Interest-Bearing Liabilities
Deposits
Community banking
Checking accounts	$173,262	601	1.38%	$150,175	441	1.16%	$68,079	168	0.98%
Money market and savings	195,841	898	1.82%	182,362	686	1.49%	189,604	800	1.68%
Certificates of deposit	552,193	4,427	3.18%	478,954	3,436	2.85%	346,615	1,928	2.21%
Non-interest bearing deposits	137,150	—	—	138,785	—	—	54,850	—	—

Total community banking	1,058,446	5,926	2.22%	950,276	4,563	1.91%	659,148	2,896	1.75%
Wholesale and money desk	994,613	9,441	3.77%	1,127,016	9,687	3.41%	813,158	4,206	2.06%

Total deposits	2,053,059	15,367	2.97%	2,077,292	14,250	2.72%	1,472,306	7,102	1.92%

FHLB advances	1,966,839	17,547	3.49%	1,884,286	15,290	3.18%	1,452,897	8,588	2.36%
Short term borrowing	109	2	6.95%	—	—	—	—	—	—
Junior subordinated notes	107,939	1,649	5.98%	96,191	1,421	5.78%	20,235	373	7.21%

Total interest-bearing liabilities	4,127,946	34,565	3.30%	4,057,769	30,961	3.01%	2,945,438	16,063	2.17%
Non-interest-bearing liabilities and stockholders’ equity	379,197			352,724			291,826

Total liabilities and stockholder’s equity	$4,507,143			$4,410,493			$3,237,264

Net interest income/interest rate spread		$21,250	1.90%		$21,979	2.02%		$19,342	2.34%

Net yield on interest-earning assets			2.02%			2.12%			2.47%

Ratio of average interest-earning assets to average interest-bearing liabilities			103.62%			103.45%			106.33%

FRANKLIN BANK CORP.
YIELD ANALYSIS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2005			2004
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Interest-Earning Assets
Short-term interest earning assets	$86,232	$2,446	2.80%	$73,996	$853	1.15%
Available for sale securities	66,709	2,202	3.30%	72,135	1,979	2.74%
FHLB stock and other investments	83,328	3,049	3.66%	54,092	1,046	1.93%
Mortgage-backed securities	117,022	4,520	3.86%	147,399	4,989	3.38%
Loans
Single family	2,758,065	125,776	4.56%	2,035,942	85,647	4.21%
Builder lines	514,418	34,455	6.70%	236,081	13,310	5.64%
Commercial real estate	128,568	8,684	6.75%	51,931	3,353	6.46%
Mortgage banker finance	148,488	8,765	5.90%	49,838	2,289	4.59%
Commercial business	33,192	2,012	6.06%	10,595	684	6.47%
Consumer	73,875	5,265	7.13%	60,123	4,241	7.05%

Total loans	3,656,606	184,957	5.06%	2,444,510	109,524	4.48%

Total interest-earning assets	4,009,897	197,174	4.92%	2,792,132	118,391	4.24%
Non-interest-earning assets	183,649			99,129

Total assets	$4,193,546			$2,891,261

Interest-Bearing Liabilities
Deposits
Community banking
Checking accounts	$126,794	1,496	1.18%	$68,182	660	0.97%
Money market and savings	190,621	3,106	1.63%	178,709	2,910	1.63%
Certificates of deposit	457,174	12,770	2.79%	341,900	6,930	2.03%
Non-interest bearing deposits	114,592	—	—	42,604	—	—

Total community banking	889,181	17,372	1.95%	631,395	10,500	1.66%
Wholesale and money desk	1,068,696	34,419	3.22%	810,501	15,723	1.94%

Total deposits	1,957,877	51,791	2.64%	1,441,896	26,223	1.82%

FHLB advances	1,821,530	56,909	3.08%	1,157,086	24,938	2.16%
Short term borrowing	27	2	6.95%	—	—	—
Junior subordinated notes	72,525	4,441	6.04%	20,190	1,488	7.37%

Total interest-bearing liabilities	3,851,959	113,143	2.91%	2,619,172	52,649	2.01%
Non-interest-bearing liabilities and stockholder’s equity	341,587			272,089

Total liabilities and stockholder’s equity	$4,193,546			$2,891,261

Net interest income/interest rate spread		$84,031	2.01%		$65,742	2.23%

Net yield on interest-earning assets			2.12%			2.35%

Ratio of average interest-earning assets to average interest-bearing liabilities			104.10%			106.60%

FRANKLIN BANK CORP.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share data)
(Unaudited)

	Quarter Ended
	December 31, 2005	September 30, 2005	December 31, 2004

Common share data
Ending shares outstanding	23,375,076	23,375,076	21,895,785
Average shares outstanding-basic	23,375,076	23,277,026	21,429,335
Average shares outstanding-diluted	23,803,082	23,803,035	21,886,070

Basic earnings per share	$0.20	$0.34	$0.33
Diluted earnings per share	0.19	0.34	0.32

Book value (period end)	$14.24	$14.06	$12.82
Tangible book value (period end)	7.32	8.69	9.34

Average balances
Assets	$4,507,143	$4,410,493	$3,237,264
Interest-earning assets	4,277,457	4,197,787	3,131,753
Interest-bearing liabilities	4,127,946	4,057,769	2,945,438

Ratios
ROA	0.42%	0.71%	0.85%
ROCE	5.66%	9.81%	10.33%
Net interest spread	1.90%	2.02%	2.34%
Net yield on interest-earning assets	2.02%	2.12%	2.47%
Efficiency Ratio	53.45%	55.92%	51.24%
Equity to assets (period end)	7.44%	7.37%	8.07%
Equity to assets (average)	7.34%	7.27%	8.27%
Capital ratios — (bank only):
Leverage ratio	6.33%	7.03%	6.85%
Tier 1 risk-based capital ratio	9.92%	11.29%	10.72%
Total risk-based capital ratio	10.41%	11.63%	11.09%

Asset quality
Nonperforming Loans (“NPLs”)	$26,057	$19,910	$4,904
REO	4,932	4,963	3,385

Nonperforming Assets (“NPAs”)	$30,989	$24,873	$8,289

NPLs as % of loans	0.68%	0.50%	0.16%
NPAs as % of assets	0.69%	0.56%	0.24%
Allowance to period end loan balance	0.35%	0.23%	0.24%
Allowance to average loan balance	0.34%	0.25%	0.27%

Branch and employee data
Full-time equivalent employees	710	677	548
Commercial banking offices	6	6	6
Retail mortgage offices	45	51	56
Wholesale mortgage origination offices	4	4	3
Community banking offices	36	31	23

Loan portfolio
Single family
Held for investment	$2,405,580	$2,659,983	$2,176,505
Held for sale	267,023	257,781	202,263
Builder lines	668,753	598,723	335,432
Mortgage banker finance	173,990	147,775	138,078
Other	311,416	271,358	172,582
Allowance for credit losses	(13,367)	(9,024)	(7,358)

Loans, net	$3,813,395	$3,926,596	$3,017,502

Deposits
Community banking	$1,252,915	$963,677	$720,704
Wholesale and money desk	868,593	1,038,162	781,694

Total deposits	$2,121,508	$2,001,839	$1,502,398

FRANKLIN BANK CORP.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share data)
(Unaudited)

	Year Ended December 31,
	2005	2004

Common share data
Ending shares outstanding	23,375,076	21,895,785
Average shares outstanding—basic	22,739,255	21,276,560
Average shares outstanding—diluted	23,209,893	21,716,582

Basic earnings per share	$1.16	$1.09
Diluted earnings per share	1.13	1.07
Book value (period end)	$14.24	$12.82
Tangible book value (period end)	7.32	9.34

Average balances
Assets	$4,193,546	$2,891,261
Interest-earning assets	4,009,897	2,792,132
Interest-bearing liabilities	3,851,959	2,619,172

Ratios
ROA	0.63%	0.80%
ROCE	8.53%	9.02%
Net interest spread	2.01%	2.23%
Net yield on interest-earning assets	2.12%	2.35%
Efficiency Ratio	54.37%	51.29%
Equity to assets (period end)	7.44%	8.07%
Equity to assets (average)	7.35%	9.61%
Capital ratios — (bank only):
Leverage ratio	6.33%	6.85%
Tier 1 risk-based capital ratio	9.92%	10.72%
Total risk-based capital ratio	10.41%	11.09%

Asset quality
Nonperforming Loans (“NPLs”)	$26,057	$4,904
REO	4,932	3,385

Nonperforming Assets (“NPAs”)	$30,989	$8,289

NPLs as % of loans	0.68%	0.16%
NPAs as % of assets	0.69%	0.24%
Allowance to period end loan balance	0.35%	0.24%
Allowance to average loan balance	0.37%	0.30%

Branch and employee data
Full-time equivalent employees	710	548
Commercial banking offices	6	6
Retail mortgage offices	45	56
Wholesale mortgage origination offices	4	3
Community banking offices	36	23

Loan portfolio
Single family
Held for investment	$2,405,580	$2,176,505
Held for sale	267,023	202,263
Builder lines	668,753	335,432
Mortgage banker finance	173,990	138,078
Other	311,416	172,582
Allowance for credit losses	(13,367)	(7,358)

Loans, net	$3,813,395	$3,017,502

Deposits
Community banking	$1,252,915	$720,704
Wholesale and money desk	868,593	781,694

Total deposits	$2,121,508	$1,502,398

FRANKLIN BANK CORP.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Year Ended		Three Months Ended
	December 31, 2005	December 31, 2004	December 31, 2005	September 30, 2005	December 31, 2004
NET INCOME
Net income as reported (GAAP)	$26,296	$23,149	$4,723	$7,932	$6,953
FAS 114 MBF reserve (net of tax)	2,836	—	2,836	—	—

Adjusted net income	$29,132	$23,149	$7,559	$7,932	$6,953

EARNINGS PER SHARE
Diluted earnings per share (GAAP)	$1.13	$1.09	$0.19	$0.34	$0.32
FAS 114 MBF reserve (net of tax)	0.13	—	0.13	—	—

Adjusted diluted earnings per share	$1.26	$1.09	$0.32	$0.34	$0.32